Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014, relating to the consolidated financial statements of Medbox, Inc., which appears in the Amended Registration Statement on Form 10, and to the reference to our firm under the caption “Experts” in the Prospectus.

We also consent to the incorporation by reference of our report dated October 18, 2013, relating to the financial statements of Vapor Systems International, LLC, which appears in the Amended Registration Statement on Form 10, and to the reference to our firm under the caption “Experts” in the Prospectus.

Q Accountancy Corporation

/s/ Q Accountancy Corporation
Irvine, California
August 28, 2014